EXHIBIT 99.1

             RAPTOR NETWORKS TECHNOLOGY, INC. TO RESTATE FINANCIALS
                     TO CORRECT NON-CASH EXPENSES RELATED TO
                        CONVERSION FEATURES AND WARRANTS

Santa Ana, Calif., August 15, 2007 - Raptor Networks Technology, Inc. (OTC Bulletin Board: RPTN), today announced that it plans to restate its financial statements for the quarters ended September 30, 2006 and March 31, 2007 and the year ended December 31, 2006 in order to correct a non-cash related error in its accounting treatment relating to its convertible note and warrant financing transactions conducted in July 2006 and January 2007.

The error related to the accounting treatment of the amount by which the value of the conversion feature of the notes and the value of the related warrants exceeded the proceeds of the financing. The carrying value of this excess amounted to $2,291,478 at September 30, 2006, $1,979,004 at December 31, 2006
and $15,855,749 at March 31, 2007 and was capitalized by the Company in its consolidated balance sheets and was being amortized over the life of the notes in line with the Company's interpretation of guidelines relating to accounting principles generally accepted in the United States. However on August 14, 2007, the Company concluded, after further review of relevant accounting literature and applicable accounting interpretations, that the initial amounts by which the values exceeded the proceeds from the notes should have been expensed immediately.

The Company intends to file with the Commission a current report on Form 8-K to include additional details regarding this matter. The Company also intends to prepare amendments to its periodic reports to reflect the correct treatment of the above-described amounts.

In addition, the Company is in the process of preparing its Form 10-QSB for the quarter ended June 30, 2007. However, the Company anticipates delaying the filing of its quarterly report until the Company files its restated financial statements.

Because the Company's restated financial statements have not yet been prepared and are subject to review and/or audit by the Company's independent registered public accounting firm, the information noted above is subject to change.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, the matters discussed in this press release, including without limitation, the actual types and amounts of adjustments to be made to the Company's financial statements, the periods as to which adjustments may be required, and the timing of the preparation and filing of amended and new periodic reports, are forward-looking statements that involve a number of risks and uncertainties. The actual future results could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, additional information that may be discovered and actions that may be taken in the course of the Company's preparation of, and the independent registered public accounting firm's review and/or audit of, the amended and new financial statements; and other risks detailed from time to time in the Company's public statements and its periodic reports and other filings with the Securities and Exchange Commission.

Contacts:

Raptor Networks Technology, Inc.
Tom Wittenschlaeger/Bob Van Leyen
Tel: 949-623-9300